Exhibit 107

Calculation of Filing Fee Tables

Form S-1
(Form Type)

Lifeward Ltd.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)(2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary Shares, par value NIS 1.75 per share (3)	457(o)			$4,280,000 (3)	0.00015310	$655.27	—	—	—	—
Fees to Be Paid	Equity	Pre-Funded Warrants to purchase Ordinary Shares (3)	457(g)			Included above	—	(4)	—	—	—	—
Fees to Be Paid	Equity	Ordinary Shares underlying the Pre-Funded Warrants (3)	457(o)			Included above	—	—	—	—	—	—
Fees to Be Paid	Equity	Warrants to purchase Ordinary Shares	457(g)			—	—	(4)	—	—	—	—
Fees to Be Paid	Equity	Ordinary Shares underlying the Warrants to purchase Ordinary Shares	457(o)			$4,280,000	0.00015310	$655.27	—	—	—	—
Fees to Be Paid	Equity	Placement Agent Warrants to purchase Ordinary Shares	457(g)			—	—	(4)	—	—	—	—
Fees to be Paid	Equity	Ordinary Shares underlying the Placement Agent Warrants to purchase Ordinary Shares	457(o)			$321,000 (5)	0.00015310	$49.15	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—

Total Offering Amounts						$8,881,000		$1,359.69
Total Fees Previously Paid						—	—	$1,359.69	—	—	—	—
Total Fee Offsets						—	—	—	—	—	—	—
Net Fee Due								$0

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)
Pursuant to Rule 416 under the Securities Act, this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or pursuant to anti-dilution provisions of any of the securities.

(3)
The proposed maximum aggregate offering price of Ordinary Shares proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any Pre-Funded Warrants issued in the offering, and the proposed maximum aggregate offering price of the Pre-Funded Warrants to be issued in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any Ordinary Shares issued in the offering. Accordingly, the proposed maximum aggregate offering price of the Ordinary Shares and the Pre-Funded Warrants (including the Ordinary Shares issuable upon exercise of the Pre-Funded Warrants), if any, is $4,280,000.

(4)	No separate registration fee is payable pursuant to Rule 457(g) under the Securities Act.

(5)
Represents Warrants issuable to the Placement Agent or its designees, to purchase a number of Ordinary Shares equal to 6% of the aggregate number of Ordinary Shares and Pre-Funded Warrants being offered in this offering, at an exercise price equal to 125% of the combined public offering price per share of the Ordinary Shares and accompanying Warrant.